UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

SONNEN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52803 (Commission File Number)	98-0514037 (IRS Employer Identification No.)

2829 Bird Avenue, Suite 12, Miami, Florida 33133

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (305) 529-4888

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   □     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   □     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06          Material Impairments

On March 8, 2010, the board of directors of Sonnen Corporation (the “Company”) concluded, on the advice of management, that a material charge for impairment is required under generally acceptable accounting principles in connection with the value attributed to a Licensing Agreement with P.T. Group, Ltd. (“P.T. Group”) dated July 27, 2009. The board of directors reached this conclusion on learning that P.T. Group is not in fact the owner of that proprietary technology purportedly licensed to the Company. The Company estimates that it will be required to impair the entire value attributed to the License Agreement in the amount of $672,000.

Item 8.01 Other Events

On March 8, 2010, the Company filed a complaint in the Circuit Court of the 11th Judicial Court In and For Miami-Dade County, Florida against Paul R. Leonard and P.T. Group in connection with the Licensing Agreement dated July 27, 2009. The complaint seeks (i) damages for fraud that stem from reliance on P.T. Group's claim of ownership over certain proprietary information, (ii) the return of Company shares issued to P.T. Group as a term of the Licensing Agreement, (iii) injunctive relief sought to prohibit Mr. Leonard’s use of confidential information to which he is not entitled, and (iv) reasonable attorney’s fees. The Company expects to succeed on the merits of its claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Sonnen Corporation                                   Date

By: /s/ Robert Miller                                   March 17, 2010

Name: Robert Miller

Title: Chief Executive Officer

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